Exhibit 10.13
FIRST AMENDMENT
TO THE
ABERCROMBIE & FITCH CO. NONQUALIFIED
SAVINGS AND SUPPLEMENTAL RETIREMENT PLAN I (PLAN I)
(January 1, 2001 Restatement)
     WHEREAS, Abercrombie & Fitch Co. (the “Company”) adopted the Abercrombie & Fitch Co. Supplemental Retirement Plan effective July 1, 1998;
     WHEREAS, effective January 1, 2001, the Company amended, restated, and renamed the Abercrombie & Fitch Co. Supplemental Retirement Plan as the Abercrombie & Fitch Nonqualified Savings and Supplemental Retirement Plan;
     WHEREAS, effective immediately before January 1, 2009, the Abercrombie & Fitch Nonqualified Savings and Supplemental Retirement Plan was divided into two sub-plans, one of which is named the Abercrombie & Fitch Co. Nonqualified Savings and Supplemental Retirement Plan I (“Plan I”);
     WHEREAS, the terms of the Plan I govern amounts “deferred” (within the meaning of Section 409A of the Code) before January 1, 2005 and the earnings thereon, and it is intended that such amounts and the earnings thereon shall be exempt from the application of Section 409A of the Code; and
     WHEREAS, the Company desires to amend the terms of Plan I regarding cashouts and payments in connection with domestic relations orders in a manner that does not cause the amounts deferred and earnings thereon to become subject to the application of Section 409A of the Code;
     NOW, THEREFORE, Plan I is amended, effective as of January 1, 2009, in the following respects:
     1. Section 11.4 of the Plan is amended to provide as follows:
     “11.4 Small Benefits. Notwithstanding the preceding Sections or Section 12.3, the Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan.”
     2. Section 16.1 of the Plan is amended to provide as follows:
     “16.1 Committee Discretion. The Committee has the unilateral right, at any time and under any circumstances, to change the time and form of distribution of any benefit or payment under the Plan. The Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code). Unless otherwise provided in the domestic relations order, payment shall be made to such individual in a lump sum payment within ninety (90) days of receipt of the final domestic relations order approved by the Committee.”
     3. Section 16.7 of the Plan is amended to provide as follows:
     “16.7 Nonalienation of Benefits. Except as permitted by the Plan, none of the payments, benefits or rights of any Participant or Beneficiary shall be subject to any claim of any creditor of such Participant or Beneficiary and, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment or any other legal or equitable process available to any creditor of such Participant or Beneficiary. Except as permitted by the Plan, no Participant or Beneficiary shall have the right to alienate, commute, pledge, encumber or assign any of the benefits or payments which the Participant or Beneficiary may expect to receive, contingent or otherwise, under the Plan, except the right of a Participant to designate a Beneficiary.”
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of the 3rd day of September, 2008.

ABERCROMBIE & FITCH CO.
By:	/s/ Kevin Flatley
Kevin Flatley,
Vice President of Compensation & Benefits

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